Exhibit 99.1

For Immediate Release

ABBOTT REPORTS 15.0 PERCENT SALES INCREASE

IN THE THIRD QUARTER

—                              Reports Double-Digit Sales Growth in Both Medical Products and

Pharmaceuticals; Increases Repatriation Plan to $4.3 Billion —

ABBOTT PARK, Ill., Oct.19, 2005 — Abbott today announced financial results for the third quarter ended Sept. 30, 2005.

•                  Worldwide sales were $5.384 billion, up 15.0 percent from $4.682 billion in the third quarter of 2004. Total sales were favorably impacted 1.1 percent due to the effect of exchange rates.

•                  Abbott’s diluted earnings per share increased 9.4 percent to $0.58, excluding specified items — within the company’s previous guidance of $0.56 to $0.58. Diluted earnings per share under U.S. Generally Accepted Accounting Principles (GAAP) decreased to $0.44 from $0.51 in 2004. For an explanation of specified items, see Q&A Answer 5.

•                  Pharmaceutical Products Group sales increased double digits in the third quarter, driven by strong contributions from major branded products including HUMIRA®, Kaletra® and Omnicef®.

•                  Medical Products Group sales also increased double digits in the third quarter, led by more than 20 percent growth in Abbott Diabetes Care and Ross Nutritionals, including the impact of a contract amendment for Synagis®.

•                  Abbott today announced its intention to repatriate a total of $4.3 billion of foreign earnings, in accordance with the American Jobs Creation Act of 2004. Abbott will repatriate $3.7 billion in the fourth quarter, in addition to the $600 million announced in the first quarter.

•                  Abbott continued to implement actions related to its cost reduction and gross margin improvement programs announced last quarter. Upon full implementation in 2007, these actions are expected to yield annual pre-tax savings in excess of $200 million, the majority of which will benefit gross margin.

“We continue to make steady progress in strengthening our diverse business model,” said Miles D. White, chairman and chief executive officer, Abbott. “In our Medical Products Group, Abbott Vascular is gaining momentum after the successful launch of our carotid stent system and the continued advancement of our ZoMaxx drug-eluting stent clinical program. In our Pharmaceutical Products Group, we received regulatory approval for two important new HUMIRA indications, including psoriatic arthritis, where HUMIRA has demonstrated best-in-class efficacy.”

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The following is a summary of third-quarter 2005 sales for each of Abbott’s major operating divisions and its 50 percent-owned joint venture, TAP Pharmaceutical Products Inc.

Sales Summary –	3Q05	Percent Change	Impact of Exchange
Quarter Ended 9/30/05	($ millions)	vs. 3Q04	on Percent Change

Total Sales	$5,384	15.0	1.1

Total U.S. Sales	$2,987	12.9	—

Total International Sales (including direct exports from U.S.)	$2,397	17.7	2.6

U.S. Pharmaceutical Sales	$1,917	14.2	—

TAP Pharmaceutical Products Sales* (not consolidated in Abbott’s sales)	$793	(13.2)	—

Ross Products Sales	$650	22.4	—

Worldwide Diagnostics Sales	$923	9.3	1.6

U.S. Diagnostics	$307	5.6	—

International Diagnostics	$616	11.2	2.5

International Division Sales	$1,644	15.3	2.6

International Pharmaceuticals	$1,244	15.3	2.6

International Nutritionals	$400	15.4	2.6

Note:  See “Consolidated Statement of Earnings” for more information.

* Sales for TAP Pharmaceutical Products Inc., Abbott’s joint venture with Takeda Pharmaceutical Company Ltd. of Osaka, Japan. While sales from the joint venture are not consolidated in Abbott’s net sales, Abbott’s portion of TAP’s net income is included in a separate income line on the “Consolidated Statement of Earnings.”

The following is a summary of sales for the first nine months of 2005 for each of Abbott’s major operating divisions and its 50 percent-owned joint venture, TAP Pharmaceutical Products Inc.

Sales Summary –	9M05	Percent Change	Impact of Exchange
Nine Months Ended 9/30/05	($ millions)	vs. 9M04	on Percent Change

Total Sales	$16,290	16.1	2.0

Total U.S. Sales	$8,967	14.6	—

Total International Sales (including direct exports from U.S.)	$7,323	18.1	4.6

U.S. Pharmaceutical Sales	$5,720	17.1	—

TAP Pharmaceutical Products Sales* (not consolidated in Abbott’s sales)	$2,394	(10.7)	—

Ross Products Sales	$1,916	11.6	—

Worldwide Diagnostics Sales	$2,767	12.9	3.2

U.S. Diagnostics	$930	13.2	—

International Diagnostics	$1,837	12.7	4.8

International Division Sales	$5,165	16.0	4.5

International Pharmaceuticals	$3,878	16.6	4.8

International Nutritionals	$1,287	14.5	3.6

Note:  See “Consolidated Statement of Earnings” for more information.

* Sales for TAP Pharmaceutical Products Inc., Abbott’s joint venture with Takeda Pharmaceutical Company Ltd. of Osaka, Japan. While sales from the joint venture are not consolidated in Abbott’s net sales, Abbott’s portion of TAP’s net income is included in a separate income line on the “Consolidated Statement of Earnings.”

The following is a summary of Abbott’s third-quarter 2005 sales for selected products.

		Percent		Percent			Percent
Quarter Ended 9/30/05	U.S.	Change	Rest of	Change		Global	Change
(dollars in millions)	Sales	vs. 3Q04	World	vs. 3Q04		Sales	vs. 3Q04

Pharmaceutical Products
HUMIRA	$214	47.2	$142	73.4		$356	56.6
Mobic	$310	146.2	—	—		$310	146.2
Depakote	$248	(0.7)	$15	21.8		$263	0.4
Kaletra	$106	8.9	$154	21.9		$260	16.2
TriCor	$225	8.1	—	—		$225	8.1
Ultane/Sevorane	$86	5.7	$132	10.8	(a)	$218	8.7
Biaxin (clarithromycin)	$40	(55.9)	$137	2.7	(b)	$177	(21.1)
Synthroid	$121	(21.3)	$15	27.4		$136	(17.9)
Omnicef	$87	72.6	—	—		$87	72.6
Leuprolide	—	—	$56	10.1	(c)	$56	10.1
Lansoprazole	—	—	$39	12.1	(d)	$39	12.1

Medical Products
Pediatric Nutritionals	$289	—	$184	27.0		$473	9.0
Adult Nutritionals	$272	14.8	$189	11.9	(e)	$461	13.6
Abbott Diabetes Care	$133	21.5	$137	35.4		$270	28.2
Abbott Vascular	$34	3.0	$27	15.7		$61	8.3

TAP Pharmaceutical Products (not consolidated in Abbott’s sales)
Prevacid	$613	(13.8)	—	—		$613	(13.8)
Lupron	$180	(11.0)	—	—		$180	(11.0)

(a)  Without the positive impact of exchange of 2.5 percent, Sevorane sales increased 8.3 percent internationally.

(b)  Without the positive impact of exchange of 1.7 percent, clarithromycin sales increased 1.0 percent internationally.

(c)  Without the positive impact of exchange of 3.5 percent, leuprolide sales increased 6.6 percent internationally.

(d)  Without the positive impact of exchange of 7.3 percent, lansoprazole sales increased 4.8 percent internationally.

(e)  Without the positive impact of exchange of 2.3 percent, Adult Nutritionals sales increased 9.6 percent internationally.

The following is a summary of sales for the first nine months of 2005 for selected products.

		Percent		Percent			Percent
Nine Months Ended 9/30/05	U.S.	Change	Rest of	Change		Global	Change
(dollars in millions)	Sales	vs. 9M04	World	vs. 9M04		Sales	vs. 9M04

Pharmaceutical Products
HUMIRA	$567	47.5	$392	101.8		$959	65.7
Mobic	$926	176.7	—	—		$926	176.7
Biaxin (clarithromycin)	$213	(21.8)	$571	8.1	(a)	$784	(2.0)
Depakote	$704	4.3	$42	18.2		$746	5.0
Kaletra	$296	3.6	$437	20.2	(b)	$733	12.9
Ultane/Sevorane	$246	16.6	$395	12.4	(c)	$641	13.9
TriCor	$615	11.3	—	—		$615	11.3
Synthroid	$358	(27.9)	$41	7.1		$399	(25.4)
Omnicef	$307	75.7	—	—		$307	75.7
Leuprolide	—	—	$165	15.3	(d)	$165	15.3
Lansoprazole	—	—	$113	10.5	(e)	$113	10.5

Medical Products
Pediatric Nutritionals	$841	(2.4)	$513	19.3		$1,354	4.8
Adult Nutritionals	$800	21.0	$550	13.9	(f)	$1,350	18.0
Abbott Diabetes Care	$384	47.4	$397	37.5		$781	42.2
Abbott Vascular	$94	3.5	$82	17.2		$176	9.4

TAP Pharmaceutical Products (not consolidated in Abbott’s sales)
Prevacid	$1,869	(11.7)	—	—		$1,869	(11.7)
Lupron	$525	(6.8)	—	—		$525	(6.8)

(a)  Without the positive impact of exchange of 4.8 percent, clarithromycin sales increased 3.3 percent internationally.

(b)  Without the positive impact of exchange of 4.3 percent, Kaletra sales increased 15.9 percent internationally.

(c)  Without the positive impact of exchange of 4.7 percent, Sevorane sales increased 7.7 percent internationally.

(d)  Without the positive impact of exchange of 5.7 percent, leuprolide sales increased 9.6 percent internationally.

(e)  Without the positive impact of exchange of 6.8 percent, lansoprazole sales increased 3.7 percent internationally.

(f)  Without the positive impact of exchange of 4.0 percent, Adult Nutritionals sales increased 9.9 percent internationally.

Medical Products Group Highlights

•                  Earlier this month, Abbott announced U.S. Food and Drug Administration (FDA) regulatory approval of the PRISM® system, the first, fully-automated blood screening instrument, as well as PRISM HBcore, a hepatitis B test. The PRISM instrument can process 160 samples per hour and reduces the risk of accidents, errors and sample tampering by consolidating much of the testing processes used to screen blood.

•                  Abbott received FDA regulatory approval for the Xact® Carotid Stent and Emboshield® Embolic Protection System to treat patients at risk of stroke who are not favorable candidates for surgery. With this approval, Abbott is the second company to enter the U.S. carotid stent market.

•                  Abbott introduced internationally a real-time PCR (polymerase chain reaction) test for monitoring hepatitis C (HCV). This highly sensitive molecular test measures HCV in serum and plasma, helping physicians to effectively manage patient therapy. The launch expands the infectious disease menu on Abbott’s automated m2000 system, which also includes an assay for HIV viral load.

•                  Abbott launched the CELL-DYN Sapphire™ hematology instrument in the United States. This automated, high-volume analyzer expands Abbott’s offerings for U.S. diagnostic and hematology laboratories. The Sapphire was launched outside the U.S. earlier this year.

•                  In August, Abbott received FDA clearance to market the FreeStyle Connect™ blood glucose monitoring system, which measures glucose levels at the patient’s bedside. FreeStyle Connect requires a very small sample size and is the fastest point-of-care blood glucose monitoring system, providing results in just 15 seconds.

Pharmaceutical Products Group Highlights

•                  Abbott received U.S. and European regulatory approval to market HUMIRA® (adalimumab) for the first-line treatment of moderate to severe early rheumatoid arthritis (RA) and psoriatic arthritis. Psoriatic arthritis is the first disease state indication for HUMIRA beyond RA.

•                  Abbott submitted its regulatory application in the United States and Europe for HUMIRA to treat ankylosing spondylitis (AS). AS is a chronic disease that primarily affects the spine, but can lead to severe joint and back stiffness and deformity over time. AS is the third disease state indication for HUMIRA to be submitted for regulatory approval.

•                  Abbott amended its distribution and co-promotion agreement with Boehringer Ingelheim for Mobic®, Flomax® and Micardis®, effective Jan. 1, 2006. Under the revised agreement, Abbott will no longer distribute these products, but will continue to earn a commission based on U.S. sales of these products through the first quarter of 2008.

•                  In October, TAP received an approvable letter from the FDA for febuxostat for the management of hyperuricemia in patients with gout. TAP expects to address the contents of the letter and work toward final approval for febuxostat in a timely manner.

Abbott issues earnings-per-share guidance for the fourth-quarter 2005

For the first time, Abbott is announcing earnings-per-share guidance of $0.75 to $0.77 for the fourth-quarter 2005, excluding specified items. As a result, Abbott has narrowed earnings-per-share guidance for full-year 2005 to $2.49 to $2.51, excluding specified items.

Abbott forecasts specified items of approximately $0.38 per share for the full-year 2005. These items primarily relate to the tax expense associated with Abbott’s decision to repatriate foreign earnings in connection with the American Jobs Creation Act of 2004, as well as actions related to the company’s previously announced cost reduction and gross margin improvement initiatives and the residual impact of 2004 acquisitions. Through the first three quarters of 2005, Abbott recorded $0.21 of these items. Approximately $0.17 are projected to occur in the fourth quarter, of which $0.14 relate to the tax expense associated with earnings repatriation. Including the specified items, projected earnings per share under GAAP would be $2.11 to $2.13 for the full-year 2005 and $0.58 to $0.60 for the fourth quarter.

Abbott declares quarterly dividend

On Sept. 9, 2005, the board of directors of Abbott declared the company’s quarterly common dividend of 27.5 cents per share. The cash dividend is payable Nov. 15, 2005, to shareholders of record at the close of business on Oct. 14, 2005. This marks the 327th consecutive dividend paid by Abbott since 1924.

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs more than 60,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com. Abbott will webcast its live third quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 9 a.m. Central time today. An archived edition of the call will be available after noon Central time.

Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for the purposes of the Private Securities Litigation Reform Act of 1995. We caution that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Exhibit 99.1 of our Securities and Exchange Commission Form 10-Q for the period ended March 31, 2005, and are incorporated by reference. We undertake no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

Media Contacts:	Financial Analyst Contacts:

Melissa Brotz

John Thomas

(847) 935-3456	(847) 938-2655

Jonathon Hamilton

Larry Peepo

(847) 935-8646	(847) 935-6722

Tina Ventura
(847) 935-9390

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Third Quarter Ended September 30, 2005 and 2004

(unaudited)

	2005	2004	Percent Change

Net Sales	$5,383,995,000	$4,681,669,000	15.0
Cost of products sold	2,677,188,000	2,114,919,000	26.6 (1)
Research & development	448,869,000	391,698,000	14.6
Acquired in-process research and development	17,131,000	8,100,000	111.5
Selling, general & administrative	1,410,127,000	1,144,416,000	23.2
Total Operating Cost and Expenses	4,553,315,000	3,659,133,000	24.4

Operating earnings	830,680,000	1,022,536,000	(18.8)

Net interest expense	40,360,000	36,706,000	10.0
Net foreign exchange (gain) loss	8,013,000	3,915,000	104.7
(Income) from TAP Pharmaceutical Products Inc. joint venture	(115,644,000)	(84,582,000)	36.7
Other (income) expense, net	2,281,000	439,000	419.5
Earnings before taxes	895,670,000	1,066,058,000	(16.0)
Taxes on earnings	214,961,000	261,979,000	(17.9)

Net Earnings (U.S. GAAP)	$680,709,000	$804,079,000	(15.3)

Net Earnings Excluding Specified Items, as described below	$903,395,000	$835,144,000	8.2 (2)

Diluted Earnings Per Common Share (U.S. GAAP)	$0.44	$0.51	(13.7)

Diluted Earnings Per Common Share Excluding Specified Items, as described below	$0.58	$0.53	9.4 (2)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options	1,563,526,000	1,569,003,000

(1) 2005 Cost of Products Sold includes charges related to previously announced cost reduction initiatives. Specified items in both periods increased the percent change from 2004 by 7.4 percentage points (See Q&A Answer 5.)

(2) 2005 Net Earnings Excluding Specified Items excludes after-tax charges of $154 million, or $0.10 per share, relating to cost reduction initiatives, $44 million, or $0.03 per share, relating to an increase in a bad debt reserve associated with an unfavorable court ruling, $25 million, or $0.01 per share, relating to acquired in-process research and development relating to two small medical products transactions, as well as acquisition integration costs and other costs. 2004 Net Earnings Excluding Specified Items excludes after-tax charges of $31 million or $0.02 per share primarily related to acquisitions and the one-time impact of a change to the equity method of accounting for an investment in a privately held medical products company (See Q&A Answer 5.)

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Nine Months Ended September 30, 2005 and 2004

(unaudited)

	2005	2004	Percent Change

Net Sales	$16,290,474,000	$14,025,573,000	16.1
Cost of products sold	7,831,554,000	6,257,063,000	25.2 (1)
Research & development	1,330,783,000	1,232,786,000	7.9
Acquired in-process research and development	17,131,000	232,006,000	(92.6)
Selling, general & administrative	4,049,540,000	3,534,584,000	14.6
Total Operating Cost and Expenses	13,229,008,000	11,256,439,000	17.5

Operating earnings	3,061,466,000	2,769,134,000	10.6

Net interest expense	125,874,000	107,043,000	17.6
Net foreign exchange (gain) loss	14,535,000	24,541,000	(40.8)
(Income) from TAP Pharmaceutical Products Inc. joint venture	(305,642,000)	(306,486,000)	(0.3)
Other (income) expense, net	6,703,000	(25,920,000)	(125.9)
Earnings from Continuing Operations before taxes	3,219,996,000	2,969,956,000	8.4
Taxes on earnings from Continuing Operations	824,347,000	768,725,000	7.2

Earnings from Continuing Operations	2,395,649,000	2,201,231,000	8.8
Earnings from Discontinued Operations, net of taxes (Hospira)	—	60,015,000	(100.0)

Net Earnings (U.S. GAAP)	$2,395,649,000	$2,261,246,000	5.9

Earnings from Continuing Operations Excluding Specified Items, as described below	$2,731,590,000	$2,521,575,000	8.3 (2)

Diluted Earnings Per Common Share from Continuing Operations (U.S. GAAP)	$1.53	$1.40	9.3

Diluted Earnings Per Common Share from Discontinued Operations (Hospira) (U.S. GAAP)	—	0.04	(100.0)

Diluted Earnings Per Common Share (U.S. GAAP)	$1.53	$1.44	6.3

Diluted Earnings Per Common Share from Continuing Operations Excluding Specified Items, as described below	$1.74	$1.60	8.8 (2)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options	1,567,566,000	1,570,647,000

(1) 2005 Cost of Products Sold includes charges related to previously announced cost reduction initiatives. Specified items in both periods increased the percent change from 2004 by 2.3 percentage points.

(2) 2005 Earnings from Continuing Operations Excluding Specified Items excludes after-tax charges of $175 million, or $0.11 per share, relating to cost reduction initiatives, $52 million, or $0.03 per share, relating to acquisition, integration, and other charges, $44 million, or $0.03 per share, relating to an increase in a bad debt reserve associated with an unfavorable court ruling, and $13 million, or $0.01 per share for acquired in-process research and development. 2005 also excludes $52 million, or $0.03 per share, related to tax expense associated with the repatriation of foreign earnings. 2004 Earnings from Continuing Operations Excluding Specified Items excludes after-tax charges of $220 million or $0.14 per share for acquired in-process R&D primarily related to the 2004 acquisitions of i-STAT and TheraSense; and $100 million or $0.06 per share, related to the acquistion-related and spinoff related charges of approximately $87 million, primarily TheraSense integration charges and charges related to the spinoff of Hospira of approximately $13 million.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

Questions and Answers

Q1)                            What impacted Pharmaceutical Products Group sales growth for the third quarter?

A1)                            Sales growth in the Pharmaceutical Products Group of 13.7 percent was driven by double-digit growth in both the United States and internationally. U.S. pharmaceutical sales increased more than 14 percent, led by HUMIRA sales, which were up 47 percent. Abbott continues to forecast 2005 worldwide sales for HUMIRA of more than $1.3 billion. Other products contributing to growth in the United States included TriCor, Omnicef, Kaletra and Mobic. U.S. Synthroid sales of $121 million in the quarter were consistent with Abbott’s expectations. After more than one year of generic competition, Synthroid brand retention is approximately 60 percent. The May 2005 entrance of generic competition for immediate-release Biaxin contributed to a revenue decline for Biaxin in the United States.

Sales from Abbott’s international division increased 15.3 percent during the quarter, including a 2.6 percent favorable impact from exchange. International Pharmaceuticals growth of 15.3 percent was favorably impacted by the continued strength of the international launch of HUMIRA, with sales this quarter up more than 70 percent, to $142 million. Despite the introduction of generic clarithromycin in certain European markets, clarithromycin sales outside the U.S. were up nearly 3 percent. In addition, strong international sales of both pediatric and adult nutritionals contributed to growth in the Pharmaceutical Products Group.

Q2)         What impacted Medical Products Group sales growth for the third quarter?

A2)                            Sales growth of 14.4 percent in the Medical Products Group was led by Abbott Diabetes Care, which grew approximately 28 percent globally. Continued double-digit growth in Abbott Diabetes Care is the result of new product launches and strong execution, which has led to continued market share gains. Double-digit sales growth in Point of Care and Abbott Molecular also contributed to Medical Products Group sales performance.

Ross Nutritionals sales were up more than 20 percent for the quarter led by growth in Adult Nutritionals, including sales from the 2004 acquisition of EAS. Ross sales in the quarter also include approximately $70 million of revenue from our recently revised agreement with MedImmune for Synagis. This revenue supported an increase of nearly 18 percent in combined spending for Medical Products Group SG&A and R&D, particularly in Abbott Vascular, Ross Nutritionals and Abbott Diabetes Care businesses, as well as strong SG&A and R&D spending increases across the company.

Q3)                            What are Abbott’s plans to repatriate additional foreign earnings under the American Jobs Creation Act of 2004?

A3)                            Abbott today announced its intention to repatriate a total of $4.3 billion of foreign earnings under the Act. This represents an additional $3.7 billion beyond the $600 million announced in the first quarter. The repatriated funds will be reinvested in domestic operations in accordance with the Act. Abbott expects to record a one-time charge in the fourth quarter of approximately $220 million, $0.14 per share, for the related tax expense.

Q4)         What is your guidance for earnings per share for the fourth-quarter and full-year 2005?

A4)                            For the first time, Abbott is announcing earnings-per-share guidance of $0.75 to $0.77 for the fourth-quarter 2005, excluding specified items. As a result, Abbott has narrowed earnings-per-share guidance for full-year 2005 to $2.49 to $2.51, excluding specified items.

Abbott forecasts specified items of approximately $0.38 per share for the full-year 2005. These items primarily relate to the tax expense associated with Abbott’s decision to repatriate foreign earnings in connection with the American Jobs Creation Act of 2004, as well as actions related to the company’s previously announced cost reduction and gross margin improvement initiatives and the residual impact of 2004 acquisitions. Through the first three quarters of 2005, Abbott recorded $0.21 of these items. Approximately $0.17 are projected to occur in the fourth quarter, of which $0.14 relate to the tax expense associated with earnings repatriation. Including the specified items, projected earnings per share under GAAP would be $2.11 to $2.13 for the full-year 2005 and $0.58 to $0.60 for the fourth quarter.

Q5)                            What specified items affected reported results in the quarter?

A5)                            Specified items impacted third-quarter Net Earnings as follows (dollars in millions, except earnings-per-share data):

	3Q05			3Q04
	Earnings			Earnings
	Pre-tax	After-tax	EPS	Pre-tax	After-tax	EPS
As reported	$896	$680	$0.44	$1,066	$804	$0.51
Add back specified items:
Cost reduction initiatives	$203	$154	$0.10	—	—	—
Bad debt reserve	$58	$44	$0.03	—	—	—
Acquired in-process R&D	$17	$13	$0.01	$8	$8	—
Integration, spinoff and other costs	$15	$12	—	$28	$23	$0.02
Excluding specified items	$1,189	$903	$0.58	$1,102	$835	$0.53

The pre-tax impact of the specified items by Consolidated Statement of Earnings line item is as follows (dollars in millions):

	3Q05					3Q04
	Cost of Products Sold	R&D	Acquired IPR&D	SG&A	Total	Cost of Products Sold	R&D	Acquired IPR&D	SG&A	Other (Income)/ Expense	Total
Cost reduction initiatives	$158	$1	—	$44	$203	—	—	—	—	—	—
Bad debt reserve	—	—	—	$58	$58	—	—	—	—	—	—
Acquired in-process R&D	—	—	$17	—	$17	—	—	$8	—	—	$8
Integration, spinoff and other costs	$8	—	—	$7	$15	$8	$2	—	$9	$9	$28
Total	$166	$1	$17	$109	$293	$8	$2	$8	$9	$9	$36

The third-quarter 2005 specified item related to cost reduction initiatives reflects programs announced last quarter to reduce costs and improve gross margins related to Abbott’s manufacturing and other operations. The bad debt reserve relates to an unfavorable court ruling regarding a receivable. Acquired in-process research and development is related to two small medical products transactions completed in the quarter in our Medical Products Group. Integration activities reflect the residual impact of 2004 acquisitions.

Third-quarter 2004 results were impacted by specified items primarily related to the integration of TheraSense.

Q6)                            How does the third quarter gross margin ratio compare to the second quarter and the prior year?

A6)                            Gross margin before and after specified items, is shown below (dollars in millions):

	3Q05
	Cost of Products Sold	Gross Margin	Gross Margin %
As reported	$2,677	$2,707	50.3%
Cost reduction initiatives	$(158)	$158	2.9%
Other	$(8)	$8	0.2%
Excluding specified items	$2,511	$2,873	53.4%

The gross margin ratio of 53.4 percent improved sequentially from the second quarter, but was 1.6 percentage points below the prior year, again negatively impacted by sales mix related to the strong performance of low-margin Mobic, which increased nearly 150 percent in the third quarter. In addition, as previously disclosed, Mobic transitioned from a co-promotion to a lower-margin sales distribution arrangement in June 2005, which further distorted the margin comparison to the prior year.

As announced last quarter, Abbott has identified a number of areas across the company where it can reduce costs and improve gross margin by reducing manufacturing complexity, shifting resources to areas of future growth, and globalizing its supply chain. As part of this program, we continued actions this quarter to streamline our global manufacturing operations, which we forecast will, in combination with other previously announced initiatives, generate pre-tax savings of more than $200 million by 2007. The majority of these savings will benefit gross margin.

Also in the quarter, as discussed in an 8-K dated Aug. 1, 2005, we amended our co-promotion and distribution agreement with Boehringer Ingelheim (BI), which will significantly benefit the gross margin ratio beginning in 2006. This agreement covers Abbott’s distribution and co-promotion in the United States for three BI products: Mobic, Flomax and Micardis. The amendment ends Abbott’s activities as the distributor of these low-margin products effective Jan. 1, 2006. As a result, Abbott’s gross margin ratio will be approximately 500 basis points higher than the gross margin ratio expected under the agreement prior to this amendment. Beginning in January 2006, sales of these BI products will no longer be reflected in Abbott’s reported Net Sales. Instead, Abbott will continue to earn a commission (recorded in Net Sales) based upon BI’s sales of the three products in the United States. The amount of pre-tax income Abbott earns from 2006 to 2008 under the amended agreement will be the same as the amount of pre-tax income expected under the agreement prior to this amendment.

Q7)                            What drove the strong double-digit increase in R&D and SG&A this quarter?

A7)                            R&D investment increased almost 15 percent this quarter, reflecting investment in our late-stage pharmaceutical pipeline as well as incremental spending on clinical trials in Abbott Vascular.

Ongoing SG&A expense also increased nearly 15 percent this quarter (23.2 percent under GAAP), driven by continued spending on new and ongoing promotional initiatives, particularly commercial activities related to sales force expansion and product launches including our carotid stent and new HUMIRA indications.

Q8)                            What was the tax rate in the third quarter?

A8)                            The tax rate this quarter was 24.0 percent, in-line with previous forecasts.

Q9)                            How did the TAP joint venture perform during the quarter?

A9)                            Income from the TAP joint venture this quarter was $116 million, inline with previous forecasts. Abbott’s forecast of income from the TAP joint venture of $425 million to $450 million for full-year 2005 remains unchanged. Sales of Prevacid were impacted by market conditions in the overall proton pump inhibitor (PPI) class, while sales of Lupron continue to be impacted by reimbursement changes implemented at the beginning of 2005.

Regarding new product developments: TAP is initiating Phase III clinical studies for TAK-390MR, a new modified release PPI for the treatment of acid-related disorders. Also, TAP recently signed a licensing agreement with ILYANG Pharmaceuticals for ilaprazole, a new PPI compound that will enter Phase II studies in 2006. In addition, on Oct. 14, 2005, TAP received an approvable letter from the FDA for the investigational compound febuxostat for the management of hyperuricemia in patients with gout. TAP expects it will be able to address the contents of the letter and work toward final approval for febuxostat in a timely manner. Finally, TAP and its licensing partner Schering AG announced the amendment of extension studies that some patients elected to participate in following the Phase III controlled trials of asoprisnil. TAP continues to believe that asoprisnil will be a promising therapy for women who suffer from uterine fibroids and anticipates filing for U.S. regulatory approval for asoprisnil in 2006.

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